Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-78285, 333-85559 and 333-87272) and in the Registration Statement on Form S-3 (No. 333-78285), of NSTAR of our report dated February 18, 2005 relating to the financial statements, the financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

Boston, Massachusetts

February 18, 2005